Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Vaseem Mahboob, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

Endologix Reports Results for the Second Quarter 2016

Global Revenue Reaches $51 Million, Raises Guidance for Full Year 2016 Revenue

IRVINE, Calif., August 2, 2016 - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three and six months ended June 30, 2016.

John McDermott, Endologix Chairman and Chief Executive Officer, said, “We continue to deliver solid revenue growth above expectations and are very pleased with the TriVascular merger integration. Our revenue performance in the second quarter was driven by strong growth with Nellix in international markets, including the launch of our next generation system in Europe, and the full market release of AFX2 in the U.S. For Nellix, we reported several positive clinical data updates during the quarter, highlighted by the results from the EVAS FORWARD-IDE study. These data featured significantly lower rates of endoleaks and secondary interventions with Nellix, which further increases our confidence in its long-term potential to be a market leading device in the treatment of AAA.”

Mr. McDermott continued, “In July, we completed our 100-day PMA meeting with the FDA and remain confident in the approvability of Nellix. The FDA has requested additional information related to our PMA submission and also indicated that we might need to go to an Advisory Committee Panel given the novelty of EVAS compared to traditional EVAR. If we do not have to go to panel, we still believe it’s possible to receive PMA approval in the first quarter of 2017. If we do have to go to panel, we believe that it pushes out the potential PMA approval into the third quarter of 2017. We are working very collaboratively with the FDA to provide the required information and remain confident in the PMA approval of Nellix based upon the IDE clinical results, data from other international studies and our worldwide experience which now includes over 6,000 patients.”

Financial Results

As a result of its merger with TriVascular Technologies, Inc. completed on February 3, 2016, Endologix’s GAAP results (“as reported”) include TriVascular's results from that date forward. In addition to reporting GAAP results, Endologix is providing a comparison to pro-forma financial results. The pro-forma results combine standalone Endologix and TriVascular results for the second quarter of 2015 and six months ended June 30, 2015 in their entirety.

Global revenue in the second quarter of 2016 was $51.0 million, a 29% increase from $39.5 million in the second quarter of 2015 and a 4% increase from pro-forma revenue of $49.2 million in the second quarter of 2015. For the six months ended June 30, 2016, global revenue was $93.3 million, a 23% increase from $76.1 million for the six months ended June 30, 2015 and a 1% decrease from pro-forma revenue of $93.9 million for the six months ended June 30, 2015.

U.S. revenue in the second quarter of 2016 was $36.3 million, a 26% increase as reported and a 1% increase from pro-forma U.S. revenue of $35.8 million in the second quarter 2015. International revenue was $14.7 million, a 37% increase as reported and a 10% increase from pro-forma international revenue of $13.4 million in the second quarter of 2015. On constant currency basis, second quarter 2016 international revenue increased 37% as reported and increased 10% on a pro-forma basis.

Gross profit was $29.5 million in the second quarter of 2016, which represents a gross margin of 58%, compared to a gross margin of 61% as reported and 61% on a pro-forma basis in the second quarter of 2015. Gross profit was $57.4 million for the six months ended June 30, 2016, representing a gross margin of 62%. This compares to a gross margin of 67% as reported and 66% on a pro-forma basis for the six months ended June 30, 2015. Second quarter and six months ended June 30, 2016 gross profit was negatively impacted by $5.1 million and $7.9 million related to purchase price accounting for inventory and intangible assets acquired by Endologix in the TriVascular merger. Excluding this impact, second quarter 2016 gross margin was 68% and six months ended June 30, 2016 was 70%.

Total operating expenses were $52.7 million in the second quarter of 2016, compared to $36.3 million as reported and $55.1 million on a pro-forma basis in the second quarter of 2015. Second quarter 2016 operating expenses included $1.9 million for expenses related to the TriVascular merger. Excluding these items, operating expenses in the second quarter of 2016 as compared to pro-forma operating expenses in the second quarter of 2015 were lower by $4.3 million, or 8%, driven by synergy savings resulting from the TriVascular merger. For the six months ending June 30, 2016, total research & development expenses were 14% lower and total selling, general and administrative expenses were 7% lower as compared to pro-forma reported expenses for the six months ending June 30, 2015.

Net loss for the second quarter of 2016 was $66.8 million, or $(0.81) per share, compared with net loss of $13.0 million, or $(0.19) per share, and pro-forma net loss of $27.9 million for the second quarter of 2015. Endologix reported a negative Adjusted EBITDA (non-GAAP and defined below) for the second quarter of 2016 of $10.4 million, or $(0.13) per share, compared with a pro-forma negative Adjusted EBITDA for the second quarter of 2015 of $19.6 million.

For the six months ended June 30, 2016, Endologix reported a net loss of $114.5 million, or $(1.44) per share, compared with net loss of $24.2 million, or $(0.36) per share, and pro-forma net loss of $54.7 million for the six months ended June 30, 2015. Endologix reported a negative Adjusted EBITDA (non-GAAP and defined below) for the six months ended June 30, 2016 of $24.5 million, or $(0.31) per share, compared with a pro-forma negative Adjusted EBITDA for the six months ended June 30, 2015 of $37.6 million.

Due to its issuance of common shares at the closing of the TriVascular merger on February 3, 2016, the Company determined that it did not have adequate authorized and unissued common shares available to cover all contracts settleable in common shares. As a result, all or a portion of these contracts were reclassified from equity to liabilities. These liabilities were marked to market and $38.7 million was recorded as a fair value adjustment of derivative liabilities in the second quarter of 2016. However, going forward the Company will no longer need to mark these contracts to market as its shareholders approved an increase in the Company's authorized common shares sufficient to resolve the deficiency at the annual shareholder meeting on June 2, 2016.

Total cash, cash equivalents and marketable securities were $72.9 million as of June 30, 2016, compared to $177.3 million as of December 31, 2015. During the second quarter of 2016, the Company used $3.6 million for merger related expenses. In late July, the Company secured a $50 million revolving 4 year credit facility with MidCap Financial, providing additional cash resources for the Company as it continues to execute on its growth and integration initiatives, including preparing for the U.S. launch of Nellix. The credit facility with MidCap Financial replaces the Company’s credit facility with Bank of America, which terminated upon the Company’s entry into the credit facility with MidCap Financial.

Financial Guidance

Endologix is raising its full year 2016 revenue guidance. Endologix anticipates 2016 revenue to be in the range of $197 million to $203 million, compared to $192 million to $202 million previously, representing growth of 3% to 7% compared to the pro-forma combined revenue results of Endologix and TriVascular in 2015. Endologix anticipates 2016 GAAP loss per share of $(1.80) to $(1.85) per share, compared to $(1.20) to $(1.30) per share previously, due to the $44.0 million recorded as a fair value adjustment of derivative liabilities mentioned above. Endologix anticipates 2016 adjusted loss per share (non-GAAP and defined below) of $(0.70) to $(0.75) per share. This guidance excludes purchase price accounting impacts related to the TriVascular merger.

Conference Call Information
Endologix's management will host a conference call today to discuss these topics beginning at 5:00 P.M. Eastern time (2:00 P.M. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or 1-(201)-689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or 1-(858)-384-5517 from outside the U.S., and entering pin number 13640969. The conference call will be broadcast live over the Internet at www.endologix.com. After the live webcast, a webcast replay of the call and a transcript of the call will be available online from the investor relations page of Endologix's website through August 2, 2017.

About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU and is only approved as an investigational device in the United States.

Cautions Regarding Forward-Looking Statements

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” "continue," "outlook," “guidance,” "future,” other words of similar meaning and the use of future dates. Forward-looking statements used in this press release include, but are not limited to, statements regarding the benefits of Endologix’s merger with TriVascular, the status of Endologix’s post-merger integration of TriVascular’s businesses and operations, anticipated growth opportunities for, sales of, continued physician adoption of and interest in the Nellix® EndoVascular Aneurysm Sealing System, the progress and results of clinical trials, Endologix’s ability to obtain regulatory approval of its existing products, including the Nellix® EndoVascular Aneurysm Sealing System, and potential future products, Endologix’s ability to increase revenue through sales of its existing products and potential future products, and 2016 financial guidance, the accuracy of which are necessarily subject to risks and uncertainties that may cause Endologix’s actual results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ materially and adversely from anticipated results include Endologix’s ability to integrate the businesses and operations of, and to realize the expected benefits of its merger with, TriVascular, continued market acceptance, endorsement and use of Endologix's products, the success of clinical trials relating to Endologix’s products, product research and development efforts, uncertainty in the process of obtaining regulatory approval for Endologix's products, risks associated with international operations, including currency exchange rate fluctuations, Endologix’s ability to protect its intellectual property rights and proprietary technologies, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed the forward-looking statements contained in this press release, which speak only as of the date of this press release. Endologix undertakes no obligation to update any forward- looking statements contained in this press release to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2015, for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied.

Discussion of Non-GAAP Financial Measures

Endologix's management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)", (2) "Adjusted Net Income (Loss) Per Share”, (3) “Adjusted EBITDA", and (4) "Adjusted EBITDA Per Share" enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods. Endologix's management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share Definitions:

"GAAP" is generally accepted accounting principles in the United States.

(1) "Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding: (i) the fair value adjustment to the Nellix acquisition contingent consideration; (ii) interest expense from the Company's convertible debt; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; (vi) business development expenses, including licensing costs related to research and development activities; (vii) restructuring and other transition costs; (viii) fair value adjustment of derivative liabilities; and (ix) inventory step-up amortization.

In the three and six months ended June 30, 2016, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to Nellix contingent consideration liability; (ii) interest expense from the Company's convertible debt; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; (vi) restructuring and other transition costs; (vii) fair value adjustment of derivative liabilities; and (viii) inventory step-up amortization.

In the three and six months ended June 30, 2015, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the Nellix contingent consideration liability; (ii) interest expense from the Company's convertible debt; and (iii) foreign currency (gains) or losses; and (iv) business development expenses.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the Nellix contingent consideration liability; (ii) interest expense from the Company's convertible debt; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; (vi) business development expenses; (vii) restructuring and other transition costs; (viii) fair value adjustment of derivative liabilities; (ix) inventory step-up amortization; and (x) other non-recurring expenses or income, as described by Endologix.

(2) "Adjusted Net Income (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by the average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

Adjusted EBITDA and Adjusted EBITDA Per Share Definitions:

(3) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Income (Loss)” excluding income tax (benefit) expense, depreciation and amortization expense, and stock-based compensation expense.

(4) “Adjusted EBITDA per Share” is a non-GAAP measure defined by Endologix as Adjusted EBITDA divided by average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

# # #

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue
U.S.	$36,283	$28,776	$66,151	$53,910
International	14,691	10,703	27,189	22,239
Total Revenue	$50,974	39,479	93,340	76,149
Cost of goods sold	21,515	15,347	35,940	25,111
Gross profit	$29,459	$24,132	$57,400	$51,038
Operating expenses:
Research and development	7,714	5,993	15,559	12,224
Clinical and regulatory affairs	4,022	3,597	7,905	7,047
Marketing and sales	28,824	19,842	56,742	39,441
General and administrative	10,210	6,850	20,156	14,139
Restructuring costs	790	—	8,114	—
Settlement costs	—	—	4,650	—
Contract termination and business acquisition expenses	1,127	—	5,905	—
Total operating expenses	52,687	36,282	119,031	72,851
Loss from operations	(23,228)	(12,150)	(61,631)	(21,813)
Other income (expense)	(4,323)	(690)	(8,399)	(2,049)
Change in fair value of contingent consideration related to acquisition	(100)	(100)	(100)	(200)
Change in fair value of derivative liabilities	(38,743)	—	(43,831)	—
Total other income (expense)	(43,166)	(790)	(52,330)	(2,249)
Net loss before income tax expense	$(66,394)	$(12,940)	$(113,961)	$(24,062)
Income tax expense	(443)	(61)	(546)	(153)
Net loss	$(66,837)	$(13,001)	$(114,507)	$(24,215)
Other comprehensive income (loss) foreign currency translation	1,019	84	914	(1,670)
Comprehensive loss	$(65,818)	$(12,917)	$(113,593)	$(25,885)

Basic and diluted net loss per share	$(0.81)	$(0.19)	$(1.44)	$(0.36)
Shares used in computing basic and diluted net loss per share	82,072	67,615	79,368	67,441

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net Loss to Adjusted Net Loss and Adjusted Net Loss Per Share:
Net loss	$(66,837)	$(13,001)	$(114,507)	$(24,215)
Fair value adjustment to Nellix contingent consideration liability	100	100	100	200
Interest expense	3,815	1,493	7,597	2,955
Foreign currency (gain) loss	541	(766)	810	(655)
Settlement costs	—	—	4,650	—
Contract termination and business acquisition expenses	1,127	—	5,905	—
Business development expenses	—	176	—	426
Restructuring and other transition costs	1,162	—	8,743	—
Fair value adjustment of derivative liabilities	38,743	—	43,831	—
Inventory step-up amortization	4,645	—	6,822	—
(1) Adjusted Net Loss	$(16,704)	$(11,998)	$(36,049)	$(21,289)
(2) Adjusted Net Loss Per Share	$(0.20)	$(0.18)	$(0.45)	$(0.32)

Adjusted Net Loss to Adjusted EBITDA and Adjusted EBITDA Per Share:
Adjusted Net Loss	$(16,704)	$(11,998)	$(36,049)	$(21,289)
Income tax expense (benefit)	443	61	546	153
Depreciation and amortization	1,995	1,444	4,227	2,933
Stock-based compensation expense	3,886	2,408	6,768	4,619
(3) Adjusted EBITDA	$(10,380)	$(8,085)	$(24,508)	$(13,584)
(4) Adjusted EBITDA Per Share	$(0.13)	$(0.12)	$(0.31)	$(0.20)

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$31,448	$124,553
Marketable securities	41,490	52,768
Accounts receivable, net allowance for doubtful accounts of $228 and $226, respectively.	36,057	28,531
Other receivables	825	375
Inventories	42,146	27,860
Prepaid expenses and other current assets	3,287	2,325
Total current assets	155,253	236,412
Property and equipment, net	24,835	23,355
Goodwill	120,693	28,685
Intangibles, net	86,706	42,118
Deposits and other assets	747	480
Total assets	$388,234	$331,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,782	$17,549
Accrued payroll	19,937	13,030
Accrued expenses and other current liabilities	10,486	5,576
Contingently issuable common stock	14,800	14,700
Total current liabilities	59,005	50,855
Deferred income taxes	879	879
Deferred rent	8,000	8,051
Other liabilities	3,337	210
Convertible notes	172,352	167,748
Total liabilities	243,573	227,743
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 135,000,000 shares authorized. 82,524,514 and 68,235,179 shares issued, respectively. 82,312,275 and 68,034,386 shares outstanding, respectively.	83	68
Treasury stock, at cost, 212,239 and 200,793 shares, respectively.	(2,942)	(2,809)
Additional paid-in capital	559,527	404,462
Accumulated deficit	(413,431)	(298,924)
Accumulated other comprehensive income	1,424	510
Total stockholders’ equity	144,661	103,307
Total liabilities and stockholders’ equity	$388,234	$331,050